UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 14, 2011

(Date of earliest event reported)

Corning Natural Gas Corporation

(Exact name of registrant as specified in its charter)

New York	000-00643	16-0397420
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 West William Street, Corning, New York	14830
(Address of principal executive offices)	(Zip Code)

(607) 936-3755

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 14, 2011, Corning Natural Gas Corporation (the "Company") entered into a Multiple Disbursement Term Note and Credit Agreement (together, the "Note") in the amount of $2,000,000 with Manufacturers and Traders Trust Company ("M&T Bank"). From July 14, 2011 to October 31, 2011 ("Draw Period"), the Note will be payable as interest only at a rate of the greater of 3.50 percentage points above 30-day LIBOR or 4.25%. On November 1, 2011 the Note will convert to a permanent loan payable monthly for five years. The interest rate will be set at the Company's choice of two options. The first is a fixed interest rate of the greater of M&T Bank's five (5) year Cost of Funds plus 3.0%, set two business days prior to the conversion, or 5.25%. The second option is a variable rate based on the greater of 3.25% percentage points above 30-day LIBOR or 4.25%. Either option would be calculated in a ten (10) year amortization schedule. A final payment will be due on the maturity date equal to the outstanding principal and interest. The purpose of this Note is to fund construction projects in our New York Public Service Commission ("NYPSC") mandated repair/replacement program for 2011.

Any amounts due under the Note will become immediately due and payable in the event of default as defined in the Note. The Note also contains customary representations, warranties and covenants made by the parties.

The foregoing description of the Note is not complete and is qualified in its entirety by the full and complete terms, is attached as Exhibits 10.1 and 10.2 to this current report and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Multiple Disbursement Term Note by and between Corning Natural Gas Corporation and Manufacturers and Traders Trust Company

10.2 Credit Agreement by and between Corning Natural Gas Corporation and Manufacturers and Traders Trust Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corning Natural Gas Corporation

By: /s/ Michael I. German

Name: Michael I. German

Title: President and Chief Executive Officer

Dated: July 14, 2011